Exhibit 10.20

Confidential

April 12, 2011

To Pinhas Romik

Dear Pinhas,

We are pleased to offer you a position the position of President of the Pageflex Printing Division. Your employment with Bitstream Israel Ltd. (the “Company”), will commence on March 1, 2011.

Terms of Employment

Your position, your direct supervisor and other terms of your employment shall be as provided in the Notice to Employee attached hereto as Exhibit A, as may be amended from time to time.

You will be entitled to paid sick leave (“Dmei Machala”) as prescribed under Israeli law.

You will be entitled to such number of paid vacation days per year as prescribed in the Notice to Employee attached hereto as Exhibit A, and a total of up to five (5) vacation days may be accumulated and carried over by you from year to year. You shall make every effort to utilize your annual vacation.

You will be entitled to use a Company car pursuant to the terms of the Company’s car lease policy, as may be amended by the Company from time to time. The car model will be Toyota Prius or comparable. The tax liability incurred in respect of such car shall be borne by the Company. You shall be solely liable for all fines, penalties, costs and other obligations in respect of the car (excluding any costs and payments which are expressly borne by the Company pursuant to the terms of the Car Policy). By signing below you also agree that, subject to applicable law, if you fail to timely pay any fines, penalties, costs or other obligations in respect of the car, the Company may pay them and deduct such amounts from your salary.

The Company shall furnish for your use a cellular telephone, any tax to be imposed with respect to such telephone and all other costs relating to such telephone shall be borne by you.

The amounts paid by the Company towards a managers’ insurance policy or pension plan on your name may not be retrieved by the Company except: (i) in the event and to the extent that a competent court shall determine that you are not entitled to severance payments, or any part of such severance payments, pursuant to Section 16 or 17 of the Severance Pay Law, 5727-1963 (the “Severance Pay Law”); or (ii) in the event that you withdraw funds from any such policy not as a result of a “Crediting Event”, as that term is defined in the “General Approval re Employers Payments to Pension Funds and Insurance Funds in place of Severance Payments” issued by the Minister of Health and Welfare pursuant to Section 14 of the Severance Pay Law, a copy of which is attached as Exhibit A-1 (i.e., retirement after the age of 60, death or disability). Such payments by the Company shall substitute and be in place of any obligation the Company might have with respect to your severance payments pursuant to the Severance Pay Law or otherwise, in accordance with the provisions of such General Approval.

You shall be expected to work additional hours as required by your assignments and shall be paid a global overtime payment, all as described in the attached Exhibit A.

Confidential

Termination of Employment

You should be aware that your employment with the Company is for no specified period. As a result, you are free to resign at any time, after giving the Company a prior written notice as prescribed under Israeli law, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time for any reason, after giving you a similar prior notice, unless such termination is for cause or otherwise provided by law.

During the period of the prior notice, unless the Company requires otherwise, you shall continue to perform all of your duties and shall cooperate with the Company and use your best efforts to hand-over your responsibilities to the person(s) designated by the Company.

Employee Covenants and Representations

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business and you shall dedicate all of your working time in favor of your employment with the Company, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by Company rules and regulations, as defined and approved by the Company’s management or Board of Directors. You will be expected to sign and comply with a confidentiality, non-competition and proprietary information agreement attached hereto as Exhibit B.

By signing below you represent that your execution and performance of your obligations under this letter and the agreement relating to confidentiality, non-competition and proprietary information between you and the Company will not violate any agreement to which you are a party or by which you are bound or applicable law or equity principle and agree to maintain such non violation.

Miscellaneous

This Agreement and its exhibits shall inure to the benefit of and be binding upon the Company and a successor to all or substantially all of its assets and business (by means of liquidation, acquisition or otherwise). You may not make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without Company’s prior written consent.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter and its exhibits set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at Bitstream Israel Ltd.!

Sincerely,	Agreed and accepted

Bitstream Israel Ltd.	Name: Pinhas Romik

/s/ Amos Kaminski	Signature:	/s/ Pinhas Romik
Director
Date:

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Exhibit A

NOTIFICATION TO EMPLOYEE OF EMPLOYMENT CONDITIONS

1.	Name of Employer: Bitstream Israel Ltd.

Legal Entity: Bitstream Israel Ltd.

Identification Number: 514447861

Address: Hadas 5 Or Akiva 30600

Name of Employee: Pinhas Romik

Identification Number: [intentionally omitted]

Address: [intentionally omitted]

2.	Date of Commencement of Employment: March 1st, 2011.

Term of Employment: Employment is not for a fixed period.

3.	Main Responsibilities of the Employee: Chief executive officer Pageflex Division.

4.	Name of Employee’s direct supervisor or direct supervisor’s title: Bitstream Board Of Directors.

5.	The basis upon which Employee’s salary is made: monthly.

The aggregate fixed payments (gross) to be made to employee is 68,920 NIS (the “Salary”). All payments to be made to the Employee as compensation are as follows:

Fixed Payments Payment Type	Timing of payment
Base salary (gross) 52,000 NIS (inclusive of all such payments that the Company is required to pay under any applicable law including among others and social security and taxes, and except for the items indicated below)	Once in a month, in accordance with the Company’s normal payroll procedures but no later then the 9th day of each calendar month.

Travel expenses	Pursuant to law. It is agreed that if the employee is provided with a car, no additional travel expenses will be paid.

Global Overtime Pay (gross) 16,920 NIS	Once in a month, In accordance with the Company’s normal payroll procedures but no later then the 9th day of each month.

Recreation Pay (Dmei Havraa)	Once a year pursuant to the law.

7.	If you received a car under the leasing agreement of the Company, your rights and obligations are according to the car appendix and car policy of the Company as are updated from time to time. If you return the car, your monthly salary shall increase by 3000 shekel per month for each month following the return of the car (or a lower amount for a proportional amount of the month).

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8.	Vacation accrual: The employee is entitled to annual vacation of 20 working days.

9.	Employee’s working week shall consist of 43 hours. Whereas Employee’s position may require overtime, Employee shall work overtime as required by the Company, up to 15 additional hours per week.

10.	The rest day is: Saturday.

11.	Employee declares and agrees that the Company’s rules and regulations, as shall be adjusted from time to time by the Company in its sole discretion, shall apply to Employee’s employment with the Company and shall be part of the terms and conditions of Employee’s employment with the Company.

12.	Payment of Social Benefits to which the Employee will be entitled:

Payment Type	The institution to whom payment is made and name of the plan	Payment by Employee (in percentage)	Payment by Employer (in percentage)		Payment Commencement Date
Managers Insurance Policy or Pension Fund (% from gross salary including Global Overtime Pay, and Recreation Pay)*	Name: Severance pay “Tagmulim” Disability Insurance	5%	8.33 5 2.5% or less according to the [Section14] general approval attached as Exhibit A-1	% %	Date of Commencement of Employment

Education Fund (% from gross salary including Global Overtime Pay and Recreation Pay)		2.5%	7.5		Date of Commencement of Employment

(*)	Employee may choose whether to join the Company’s Managers Insurance Policy or to continue Employee’s existing Managers Insurance.

[If employee chooses Pension Fund over Managers Insurance Policy- the % should be adjusted]

Confidential

It is hereby emphasized that Employee’s entitlement to amounts transferred by the Company for Severance pay are subject to any applicable law and/or employment agreement between Employee and the Company. The description of the payments transferred for Severance pay are without prejudice to Employer’s rights to receive such amounts back, nor does it entitle Employee to receive such amounts.

SIGNATURE OF EMPLOYER:	DATE:

BITSTREAM ISRAEL LTD.

/s/ Amos Kaminski

SIGNATURE OF EMPLOYEE:	DATE:

/s/ Pinhas Romik

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Confidential

Exhibit A-1

The General Approval

General Approval concerning payments of employers to pension funds, management insurance funds, in place of severance payments according to severance payments law 5723-1963.

In line with my authority according to item 14 of the severance payments law, 5723-1963, I approve that payments that the employer paid commencing the day this approval was publicized, for its employee to a comprehensive pension in a savings fund that is not an insurance fund according to income tax ordinances (rules for approval and managing savings funds) 5724-1964 (hereon: pension fund), or to management insurance that includes a possibility for an annuity, or for a combination of payments to a pension plan and to a plan that is not an annuity in an insurance fund as such (hereon: insurance fund), including payments paid through a combination of payments o a pension fund and insurance fund, whether the insurance fund has an annuity plan or not (hereon: the employer payments), will be in place of severance payments due to the employee for the salary for which the said payments were paid for the period they were paid (hereon: the exempt salary), dependent on all the below: (26)

(1)	Employer payments

a.	to the pension fund are not less than 14 1/3% of the exempt salary or 12% of the exempt salary if the employer pays in addition for the employee payments for additional severance payments to savings fund for severance or insurance fund on the employee’s name, the amount of 2 1/3% of the exempt salary. If the employer did not pay this additional 2 1/3%, the payments will be in place of only 72% of the severance payments of the employee.

b.	to the insurance fund are not less than:

1.	13 1/3% of the exempt salary, if the employer pays for its employee in addition payments for monthly guaranteed income in the event of disability, in a plan that has been approved by the principal in charge of the financial market, insurance, and savings, at the Finance Ministry, at the rate required to guarantee at least 75% of the exempt salary or at the rate of 2 1/2% of the exempt salary, whichever is lower (hereon: payment for disability insurance;)

2.	11% of the exempt salary, if the employer paid in addition disability insurance; in this case the employer payments are in place of only 72% of the severance payments of the employee; if the employer paid in addition to these, payments for additional severance to a savings fund for severance or to an insurance fund on the employee’s name at the rate of 2 1/3% of the exempt salary, then the employer payments shall be in place of 100% of the severance payments of the employee.

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(2)	No later than three months from the start of the employer payments, there is an agreement between the employer and the employee including—

a.	Agreement of the employee to the arrangement according to this approval that details the employer payments and the pension fund and the insurance fund as relevant; in this agreement shall include the wording of this approval;

b.	The employer shall waive in advance all rights that it may have for return of monies paid, unless if the employee is denied severance payments by court verdict according to items 16 or 17 of the law and the severance was denied, or if the employee withdraws monies from the pension fund or the insurance fund not for an approved event; an approved event being: death, disability, or retirement at age 60 or older (24).

(3)	This approval does not impair the right of the employee to severance payments according to law, collective agreements, directives, or contracts for salary that is beyond the exempt salary.

Publicized in book of ordinances 5758 page 4394 30.6.98 (24). Corrections 5760 page 5 (starting 19.9.99), 5761 page 1949 (starting 12.3.2001) (26).

Confidential

EXHIBIT B

BITSTREAM ISRAEL LTD.

CONFIDENTIALITY, NON-COMPETITION AND PROPRIETARY

INFORMATION AGREEMENT

This Confidentiality, Non-Competition and Proprietary Information Agreement is made as of the date written at the end of this Agreement, by and between Bitstream Israel Ltd., an Israeli company (the “Company”), and the undersigned employee (“Employee”).

1. Confidentiality

(a) Employee recognizes and acknowledges that Employee’s access to the trade secrets and confidential or proprietary information (collectively, the “Confidential Information”) of the Company, the Company’s subsidiaries and its other affiliates including without limitation Bitstream Inc. (collectively, the “Companies”), is essential to the performance of Employee’s duties as an employee of the Company.

By way of illustration and not limitation, such Confidential Information shall include (i) any and all trade secrets concerning the business and affairs of the Companies, product specifications, data, know-how, services, research and development, compositions, processes, formulas, methods, designs, samples, inventions and ideas, past, current and planned development or experimental work, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, algorithms, compositions, improvements, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of the Companies, information relating to the projects of the Companies, and any other information, however documented, of the Companies that is a trade secret; (ii) any and all information concerning the business and affairs of the Companies (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) all derivatives, improvements and enhancements to the Companies’ technology which are created or developed by Employee while an employee of the Company; and (iv) information of third parties as to which the Company has an obligation of confidentiality; and (v) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Companies containing or based, in whole or in part, on any information included in the foregoing.

The Confidential Information shall not include information which the Employee has proved to be, publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the information involved.

(b) Employee further recognizes and acknowledges that such Confidential Information is a valuable and unique asset of the Companies, and that its use or disclosure (except use or disclosure as required for carrying out Employee’s duties as an employee of the Company) would cause the Companies substantial loss and damages. Employee undertakes and agrees that Employee will not, in whole or in part, disclose such Confidential Information to any person or organization under any circumstances, will not make use of any such Confidential Information for Employee’s own purposes or for the benefit of any other person or organization, and will not reproduce any of the Confidential Information without the Company’s prior written consent.

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(c) Employee will not disclose or otherwise make available to the Company in any manner any confidential information received by Employee from third parties.

(d) Employee further recognizes and acknowledges that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with the third party.

(e) The obligations set forth in this section are perpetual, and shall survive termination of Employee’s employment with the Company.

2. Return of Materials. Upon termination of Employee’s employment with the Company or at the request of the Company before termination, Employee will promptly deliver to the Company all copies of all written and tangible material, in Employee’s possession or under Employee’s control, incorporating the Confidential Information or otherwise relating to the Companies’ business, without retaining any copies thereof. The obligations set forth in this subsection shall survive termination of Employee’s employment with the Company.

3. Ownership of Property and Rights

(a) Exclusive Property. Employee confirms that all Confidential Information is, will be, and shall remain the exclusive property of the Companies. All business records, papers and documents however documented kept or made by Employee relating to the business and affairs of the Company shall be and remain the property of the Company. Without derogating from any of the provisions of this Agreement, Employee represents that any of the Inventions (as defined in subsection (b) hereunder) is the sole and exclusive property of the Company and Employee has no rights to such Inventions or Confidential Information related thereto.

(b) Assignment. Employee hereby assigns to the Company, without additional consideration to Employee, the entire right, title and interest in and to any ideas, inventions, designs, concepts, techniques, methods, processes, original works of authorship, developments, improvements, modifications, enhancements, trade secrets, and in and to any documentation, software, hardware, firmware, creative works, know-how and information, conceived or reduced to practice, in whole or in part, by Employee, either alone or jointly with others, during Employee’s period of employment with the Company, or caused to be conceived or reduced to practice, during the above period, whether or not patentable, copyrightable or otherwise protectable, and Employee assigns to the Company as above stated, the entire right, title and interest in and to any proprietary rights therein or based thereon (collectively, the “Inventions”).

It is hereby clarified that Employee expressly waives all economic rights in the Inventions including without limitation any rights Employee may have to royalties or any other payment from the Company (specifically including patent rights under the Israeli Patent and Design Act of 1967) with regard to the assigned Inventions.

Employee hereby covenants and agrees that so long as he will be employed with the Company, he shall not cooperate with any person not employed by the Company in purpose of creating any Invention, unless a prior written consent is obtained from the Company.

Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual

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property rights in any Invention; and (b) any and all Moral Rights (as defined below) that he may have in or with respect to any Invention. Employee also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Invention, even after termination of his work on behalf of the Company. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any Invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any jurisdiction whatsoever, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

(c) Perfection of Rights. Employee shall provide all assistance the Company may request, and shall execute, verify and deliver such documents and perform such other acts (including appearing as a witness) the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. Employee’s obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of Employee’s employment with the Company, but the Company shall compensate Employee at a reasonable rate after termination of Employee’s employment for the time actually spent by Employee at the Company’s request on providing such assistance.

(d) Attorney-in-fact. If the Company is unable because of the Employee’s mental or physical incapacity or for any other reason to secure the Employee’s signature to application for any Israeli or foreign patent or copyright registration covering Inventions or original works of authorship assigned to the Company as set forth above, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act on behalf of and in his stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of letter patent or copyright registration thereon with same legal force and effect as if executed by the Employee.

(e) Survivability. The obligations set forth in this section are perpetual, and shall survive termination of Employee’s employment with the Company.

4. No Competition. In consideration for compensation paid to Employee by the Company as part of Employee’s salary, Employee shall not, for so long as Employee is employed by the Company and continuing for one year after the termination of such employment, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder:

(a) solicit, hire, endeavor to entice away from the Companies or otherwise interfere with the relationship of the Companies with any person or organization who is, or was within the preceding two years, a customer, vendor or supplier of the Companies, or who is, or was within the preceding twelve months, employed or engaged as consultant or otherwise by the Companies; or

(b) own an interest in, manage, operate, join, control, or participate in or be connected with, as an officer, employee, director, owner, partner, joint venture, stockholder, broker, agent, principal, licensor, consultant or otherwise, any person or organization that, at such time, competes with the Companies anywhere in the world including without limitation engagement in any activities involving either (i) products similar to or competing with actual or planned products of the Companies, or (ii) information, processes, technology or equipment that is similar to information, processes, technology or equipment in which the Companies then have a proprietary interest; provided that this shall not preclude Employee from owning a stock interest not greater than 5% in a publicly traded company, so long as he has no active role in such company as director, employee, consultant or otherwise.

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If any one or more of the terms contained in this Section 4 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

Employee further recognizes and acknowledges that a breach of this Section 4 would cause the Companies substantial non-revisable damages which may create a threat on the existence of the Companies.

5. Enforcement. The Company may enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for the breach of this Agreement. This Agreement shall be enforced to the fullest extent permissible under the laws of the State of Israel, without regard to its conflict of law principles, and inure to the benefit of any successor to all or substantially all of the Company’s business. If any portion of this Agreement shall be adjudicated to be invalid or unenforceable, it shall be deemed to be amended to delete such portion. Employee’s rights and obligations hereunder shall be in addition to Employee’s obligations towards the Company pursuant to applicable law or in equity. Employee expressly consents to the exclusive personal jurisdiction and venue of Tel Aviv courts for any lawsuit arising from or relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written first above.

BITSTREAM ISRAEL LTD.		Pinhas Romik

By:	/s/ Amos Kaminski	/s/ Pinhas Romik

Name:	Amos Kaminski	Date:

Title:	Director

Date: